New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$250,979
Class B	$7,362
Class C	$13,216
Class F1	$24,089
Class F2	$0
Total	$295,646
Class 529-A	$6,496
Class 529-B	$507
Class 529-C	$1,072
Class 529-E	$305
Class 529-F1	$290
Class R-1	$363
Class R-2	$3,211
Class R-3	$3,771
Class R-4	$1,962
Class R-5	$14,894
Total	$32,870

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1830
Class B	$0.7946
Class C	$0.7983
Class F1	$1.1917
Class F2	$0.0000
Class 529-A	$1.1655
Class 529-B	$0.7588
Class 529-C	$0.7703
Class 529-E	$1.0042
Class 529-F1	$1.2544
Class R-1	$0.8662
Class R-2	$0.8204
Class R-3	$1.0295
Class R-4	$1.1845
Class R-5	$1.3199

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	226,942
Class B	9,725
Class C	17,587
Class F1	21,245
Class F2	1,440
Total	276,939
Class 529-A	7,232
Class 529-B	828
Class 529-C	1,740
Class 529-E	378
Class 529-F1	272
Class R-1	445
Class R-2	5,001
Class R-3	4,643
Class R-4	2,425
Class R-5	15,163
Total	38,127

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.48
Class B	$31.68
Class C	$31.32
Class F1	$32.28
Class F2	$32.50
Class 529-A	$32.31
Class 529-B	$31.51
Class 529-C	$31.50
Class 529-E	$32.03
Class 529-F1	$32.36
Class R-1	$31.45
Class R-2	$31.48
Class R-3	$32.09
Class R-4	$32.43
Class R-5	$32.65